EXHIBIT 5 AND EXHIBIT 23.2

Warner Norcross & Judd LLP
Attorneys at Law
900 Fifth Third Center
111 Lyon Street, NW
Grand Rapids, Michigan 49503-2487
Telephone (616) 752-2000
Fax (616) 752-2500

January 13, 2004

Spartan Motors, Inc.
1165 Reynolds Road
Charlotte, Michigan 48815

Ladies and Gentlemen:

          As legal counsel for Spartan Motors, Inc., a Michigan corporation (the "Company"), we have examined and are familiar with the Company's Restated Articles of Incorporation, Bylaws and other corporate records and documents and have made such further examination as we have deemed necessary or advisable in order to enable us to render this opinion. Based upon the foregoing, we are of the opinion that the shares of Common Stock being registered on Form S-8 under the Securities Act of 1933 are authorized shares of Common Stock and such shares, when sold pursuant to Spartan Motors Profit Sharing and Retirement Plan, will be legally issued and outstanding, fully paid and nonassessable.

          These opinions are limited to the matters specifically referred to in the letter and are effective as of the date of this opinion. No expansion of our opinions may be made by implication or otherwise. This opinion is for use in connection with the Registration Statement and may not be relied on in connection with other matters.

          We hereby consent to the filing of this opinion and consent as an exhibit to the Registration Statement on Form S-8 covering the Common Stock to be issued pursuant to this Registration Statement.

Very truly yours,

WARNER NORCROSS & JUDD LLP

By	/s/ Stephen C. Waterbury
Stephen C. Waterbury A Partner